NEWS RELEASE

For further information contact:

Greg Rosenstein                                 Cathy Green
Manager of Investor Relations                   Chief Financial
Officer
(318) 234-4590                                  (318) 234-4590
FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 6, 1996


      AMERICAN OILFIELD DIVERS HISTORICAL FINANCIAL RESULTS
                REFLECT CHANGE IN FISCAL YEAR END


  Lafayette, LA -- In conjunction with its previously announced change in fiscal year end from October 31 to December 31, American Oilfield Divers, Inc. (NASDAQ: DIVE) has made available historical financial and operational results for each quarter of the fiscal year ended December 31, 1995, and the first quarter ended March 31, 1996. On August 13, 1996, the Company will announce results for its new second quarter ended June 30, 1996.

  "By changing AOD's fiscal year end to December 31, the Company will report quarterly and annual results on a comparable basis with other public companies in the oil and gas industry," said George C. Yax, AOD's Chairman of the Board, Chief Executive Officer and President."

  American Oilfield Divers, Inc., is a leading provider of diving services, subsea products, marine construction and environmental services to the offshore oil and gas industry, in the U.S. Gulf of Mexico, U.S. West Coast and internationally, and to certain U.S. inland customers.


                      Table to follow . . .

                         AMERICAN OILFIELD DIVERS, INC.
                       Consolidated Results of Operations
      (in thousands except for per share amounts and dive crew information)


                                                         Three Months Ended
                                       ___________________________________________________________


(Unaudited)                            March 31,   June 30,  September 30, December 31, March 31,
Income Statement                          1995       1995         1995         1995      1996<F1>
                                       _________  __________ _____________ ____________ ___________
Diving and related revenues            $11,921    $19,713      $32,055      $25,197     $19,228

Costs and expenses:
   Diving and related expenses           9,182     14,084       22,220       17,638      12,621
   Selling, general and administrative
     expenses                            4,480      4,675        5,173        5,215       4,720
   Depreciation and amortization         1,179      1,265        1,352        1,357       1,362
                                       __________ __________   __________   __________  __________
       Total costs and expenses         14,841     20,024       28,745       24,210      18,703
                                       __________ __________   __________   __________  __________
Operating income (loss)                (2,920)      (311)        3,310          987         525

Other  income (expense), net             (147)      (457)         (381)        (329)        149
                                       __________ __________   __________   __________  __________

Income (loss) before income taxes
  and minority interest                (3,067)      (768)        2,929          658         674

Income tax provision (benefit)         (1,250)      (330)        1,300          280         280
                                       __________ __________   __________   __________  __________

Income (loss) before minority interest (1,817)      (438)        1,629          378         394

Minority interest in (earnings)
  loss of subsidiary                       47        (47)          ---         (116)        ---
                                       __________ __________   __________   __________  __________

Net income (loss)                    $ (1,770)    $  (485)     $  1,629     $    262    $    394
                                       ========== ==========   ==========   ==========  ==========
Net income (loss) per share          $   (.26)    $  (.07)     $    .24     $    .04    $    .06
                                       ========== ==========   ==========   ==========  ==========
Weighted average shares outstanding     6,709       6,709         6,709        6,709       6,709
                                       ========== ==========   ==========   ==========  ==========

Operational Data
Dive crew days                          5,393       8,042        12,919        9,139       6,932
Dive crews per day                         60          88           140           99          76
Diving support vessel utilization        31.7%       40.9%         57.5%        50.3%       41.0%
Earnings before interest, taxes,
  depreciation and amortization
     (EBITDA)                         $(1,741)    $   954        $4,662       $2,344      $1,887
EBITDA as % of revenue                  (14.6%)       4.8%        14.5%         9.3%        9.8%
SG&A as % of revenue                     37.6%      23.7%        16.1%        20.7%       24.5%
Gross profit %                           23.0%      28.6%        30.7%        30.0%       34.4%

<F1> As  a result of the change in fiscal year end, the Company is now required to implement Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," for the fiscal year ended December 31, 1996. The impact of adoption of this Standard will be recorded effective January 1, 1996 and will be reflected in the Company's results of operations for the six month period ended June 30, 1996 reported in form 10-Q on or before August 14, 1996.